UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2015

TRANSAKT LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-50392	98-0514250
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3F No. 19-2, Lane 231, Fu-Hsin North Rd, Taipei, Taiwan (R.O.C)	n/a
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 290-1744

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 30, 2015, our wholly owned subsidiary, TransAKT Taiwan Ltd., entered into a Share Transfer Agreement among Vegfab Agricultural Technology Co. Ltd. and Mr. Peng YuChi pursuant to which Mr. Peng acquired 100% of the issued and outstanding securities of Vegfab Agricultural Technology Co. Ltd. in consideration of $100,000. There are no material relationships between Peng YuChi and our company and its affiliates .

Vegfab Agricultural Technology Co. Ltd. was the sole material asset of TransAKT Taiwan Ltd. and its parent company (and our subsidiary), TransAKT Holdings Ltd., a Turks and Caicos company. Subsequent to the sale of Vegfab Agricultural Technology Co. Ltd., pursuant to a Share Purchase Agreement dated June 30, 2015 with James Wu, our company sold TransAKT Holdings Ltd. (and its subsidiary, TransAKT Taiwan Ltd.) to Mr. Wu for consideration of $100,000. All intercompany debts between TransAKT Holdings Ltd. and our affiliated companies were cancelled as a result of the transaction. James Wu served as our President, Chief Executive Officer, and Director from October 25, 2004 until March 12, 2015and is a non-affiliated shareholder of our company.

Following the sale of Vegfab Agricultural Technology Co. Ltd., TransAKT Taiwan Ltd., and TransAKT Holdings Ltd. in the above described transactions, our sole remaining subsidiaries are TransAKT (BVI) Ltd., and its 60%-owned subsidiary, TransAKT Bio Agritech Ltd., a Hong Kong (S.A.R) corporation. The primary business of TransAKT Bio Agritech Ltd.is to conduct research and development in the area of greenhouse agricultural technology.

Item 9.01	Financial Statements and Exhibits

10.1	Share Transfer Agreement among TransAKT Taiwan Ltd., Vegfab Agricultural Technology Co. Ltd., and Peng YuChi

10.2	Share Transfer Agreement among TransAKT Ltd., TransAKT Holdings Limited, and James Wu.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSAKT LTD.

/s/ Yam Chi-Wah
Yam Chi-Wah
Chief Financial Officer

Date: July 6, 2015